Exhibit (m)(2)

AMENDMENT NO. 1 TO MERIDIAN FUND, INC.

DISTRIBUTION PLAN

This is an amendment (the “Amendment”), effective as of December 19, 2014, to that certain Distribution Plan (the “Plan”) adopted by MERIDIAN FUND, INC. a Maryland corporation (the “Corporation”).

RECITALS

WHEREAS, the Plan previously related to the Institutional Class, the Retirement Class, and the Advisor Class of the Meridian Equity Income Fund, Meridian Growth Fund, Meridian Contrarian Fund and the Meridian Small Cap Growth Fund; and

WHEREAS, the Institutional Class was renamed the Investor Class; and

WHEREAS, the Retirement Class was renamed the Institutional Class, which no longer pays Distribution Fees; and

WHEREAS, the Board desires to amend the Plan to reflect the above changes to the share classes of the Meridian Equity Income Fund, Meridian Growth Fund, Meridian Contrarian Fund and the Meridian Small Cap Growth Fund.

NOW THEREFORE, effective December 19, 2014, the Plan is amended as follows:

1.	Schedule I of the Agreement is deleted and replaced by Schedule I attached to this Amendment.

2.	Except as provided in this Amendment, the Agreement remains in full force and effect.

MERIDIAN FUND, INC.

By:	/s/ David Corkins
Name: David J. Corkins
Title: Principal Executive Officer and President

DESTRA CAPITAL ADVISORS LLC

By:	/s/ Dominic Martellaro
Name: Dominic Martellaro
Title: Chief Executive Officer

Schedule I

Compensation

Funds	Investor Class Shares	Advisor Class Shares
Meridian Equity Income Fund	0.25%	0.25%
Meridian Growth Fund	0.25%	0.25%
Meridian Contrarian Fund	0.25%	0.25%
Meridian Small Cap Growth Fund	0.25%	0.25%

Current as of the 19th day of December, 2014.